Filed Pursuant to Rule 424(b)(5)

Registration No. 333-272377

PROSPECTUS SUPPLEMENT

To Prospectus Supplement dated June 9, 2023

(to Prospectus dated June 8, 2023)

Up to $2,381,812

Ordinary Shares

BRENMILLER ENERGY LTD.

This prospectus supplement amends and supplements the information in the prospectus, dated June 8, 2023, filed with the Securities and Exchange Commission as a part of our registration statement on Form F-3 (File No. 333-272377), as previously supplemented by our prospectus supplement dated June 9, 2023, or collectively the Prior Prospectus, relating to the offer and sale of up to $9,350,000 of our ordinary shares, no par value per share, or the Ordinary Shares, pursuant to that certain sales agreement, or the Sales Agreement, by and between, Brenmiller Energy Ltd. (“we,” “us,” “our,” the “Company” and “Brenmiller”) and A.G.P./Alliance Global Partners, or A.G.P., dated June 9, 2023. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this prospectus supplement to supplement and amend, as of June 6, 2025, the Prior Prospectus to increase the maximum aggregate offering price of our Ordinary Shares that may be offered, issued and sold under the Sales Agreement from $9,350,000 to $11,730,127. From the date of the Prior Prospectus to the date of this prospectus supplement, we have offered and sold $9,348,315 of our Ordinary Shares under the Sales Agreement. Accordingly, under this prospectus supplement, we may offer and sell Ordinary Shares having a maximum aggregate offering price of up to $2,381,812 from time to time through A.G.P. acting as our sales agent or principal in accordance with the Sales Agreement.

Sales of our Ordinary Shares, if any, under the Prior Prospectus and this prospectus supplement, may be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. A.G.P. is not required to sell any specific number or dollar amount of securities, but will act as a sales agent and will use its commercially reasonable efforts, consistent with its normal trading and sales practices, on mutually agreed terms between A.G.P. and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

A.G.P. will be entitled to compensation at a commission rate of 3.0% of the gross sales price per share sold pursuant to the terms of the Sales Agreement. See “Plan of Distribution” beginning on page S-12 of the Prior Prospectus for additional information regarding the compensation to be paid to A.G.P. In connection with the sale of our Ordinary Shares on our behalf, A.G.P. will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the A.G.P. will be deemed to be underwriting commissions or discounts. We also have agreed to provide indemnification and contribution to the Agent with respect to certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended.

Our Ordinary Shares are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “BNRG.” On June 6, 2025, the last reported sale price of our Ordinary Shares on Nasdaq was $0.6901 per share.

The aggregate market value of our Ordinary Shares held by non-affiliates as of June 6, 2025, pursuant to General Instruction I.B.5 of Form F-3 is approximately $18,625,159, which was calculated based on 12,756,958 outstanding Ordinary Shares held by non-affiliates at a price of $1.46 per share, the closing price of our Ordinary Shares on the Nasdaq on April 15, 2025, which was the highest closing sale price of our Ordinary Shares on the Nasdaq within 60 days prior to the date of this prospectus supplement.. We have sold an aggregate of approximately $3,826,574 of securities pursuant to General Instruction I.B.5. of Form F-3 during the 12-calendar month calendar period that ends on, and includes, the date of this prospectus supplement.

Investing in our Ordinary Shares involves risk. See “Risk Factors” beginning on page S-4 of the Prior Prospectus and in the documents incorporated by reference into the Prior Prospectus for a discussion of information that should be considered in connection with an investment in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus, this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this prospectus supplement is June 9, 2025.